Exhibit 99

Contact:	Claudia San Pedro Vice President of Investor Relations Communications and Treasurer (405) 225-4846

SONIC COMPLETES ISSUANCE OF SECURITIZED NOTES

OKLAHOMA CITY (July 18, 2013) – Sonic Corp. (NASDAQ: SONC), the nation’s largest chain of drive-in restaurants, today announced that certain of its subsidiaries have issued $155 million of 2013-1 Senior Secured Fixed Rate Notes (the “2013 Notes”) in a private transaction. The net proceeds of the issuance will be applied to repay approximately $155 million of Series 2011-1 Senior Secured Fixed Rate Notes (the “2011 Notes”) at par on July 22, 2013. The 2013 Notes will have an expected life of seven years and bear interest at 3.75% per annum, payable monthly, with no scheduled principal amortization. Guggenheim Securities, LLC acted as the sole structuring advisor and sole bookrunning manager for the transaction.

“We are very pleased that we were able to leverage the strength of our brand and business model to refinance a portion of our debt at a very attractive rate ,” said Clifford Hudson, Chairman and Chief Executive Officer. “This refinancing further optimizes shareholder value with an estimated $2.0 to $2.5 million annual decrease in interest expense. We continue to build our brand and execute our key initiatives using our multi-layered growth strategy, comprised of same-store sales growth, operating leverage, new unit growth and effective deployment of free cash flow to drive double-digit earnings growth in the near and long term.”

The subsidiaries that issued the 2013 Notes are indirect subsidiaries of Sonic Corp. that hold substantially all of Sonic’s franchising assets and company drive-in real estate. The servicing and repayment of the 2013 Notes will be made solely from the income derived from these indirect subsidiaries’ assets. Neither Sonic Corp., the ultimate parent of each of the subsidiaries involved in the securitization, nor any subsidiary of Sonic other than the subsidiaries involved in the securitization, guarantee or in any way are liable for the obligations of the subsidiaries involved in the securitization under the indenture pursuant to which the 2013 Notes are issued or the 2013 Notes themselves, or any other obligation of such subsidiaries in connection with the issuance of the 2013 Notes.

The 2011 Notes have a fixed interest rate of 5.4% with approximately $450 million outstanding prior to prepayment.

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These securities are not registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This is not an offer to sell or a solicitation of an offer to buy such securities.

About Sonic

SONIC®, America’s Drive-In®, is the nation’s largest chain of drive-in restaurants with more than 3,500 drive-ins serving approximately three million customers every day. Over the past 60 years, SONIC has delighted guests with signature menu items, more than one million drink combinations, friendly service by iconic Carhops and ongoing support of education through its award-winning Limeades for Learning® program. SONIC received top honors as America’s “#1 burger quick service restaurant” in the 2013 Temkin Experience Ratings report. For more information about Sonic Corp. (NASDAQ/NM: SONC) and its subsidiaries, please visit www.sonicdrivein.com. Customers can also connect with SONIC at facebook.com/sonicdrivein or on Twitter @sonicdrive_in.

This press release contains forward-looking statements, including the anticipated effective weighted average fixed interest rate on a GAAP basis. Forward-looking statements reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those expressed in, or underlying, these forward-looking statements are detailed in the company’s annual and quarterly report filings with the Securities and Exchange Commission. The company undertakes no obligation to publicly release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

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